UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2013

NEXT FUEL, INC.

(EXACT NAME OF COMPANY AS SPECIFIED IN CHARTER)

Nevada	333-148493	32-2305768
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

122 North Main Street Sheridan WY	82801
(Address of Principal Executive Offices)	(Zip Code)

(307) 674-2145

(Company’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities

On or before March 31, 201, four holders of warrants purchased one hundred eighty-five thousand (185,000) shares of the Company's Common Stock by exercising warrants at the exercise price of Thirty ($0.30) Cents per share for aggregate proceeds to the Company of $55,500 in transactions exempt from registration by reason of Section 4(2) of the Securities Act of 1933, as amended.

Four hundred twenty-five thousand warrants were exercised during 2012.  Therefore, of the original one million (1,000,000) warrants issued, a total of six hundred ten thousand (610,000) were exercised.  On March 31, 2013, the remaining warrants to purchase three hundred ninety thousand (390,000) shares of Common Stock expired without being exercised.

The warrants were originally issued in connection with the Company's acquisition of technology in March of 2011.  The original holders of the warrants became officers, directors and employees of the Company.  These original holders transferred the warrants in private transactions and the transferees exercised the warrants.  The terms of the warrants and their issuance was originally reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission on April 1, 2011, which is incorporated herein by reference.

The Company was not a party to the private transfer of the warrants except to approve that the transfers were in compliance with transfer restriction agreements the original holders of the warrants were subject to.  The transferees of the warrants agreed to comply with the same restrictions on transfer of the warrants and shares of Common Stock issued upon exercise of the warrants that the original holders of the warrants were subject to.  The terms of the transfer restrictions were originally reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission on April 1, 2011, which is incorporated herein by reference.

Item 9.01. Financial Statement And Exhibits.

(a)	Financial Statements of Business Acquired.
Not applicable.

(b)	Pro Forma Financial Information
Not applicable.

(c)	Exhibits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXT FUEL, INC.

DATED: April 5, 2013	By:	/s/ Robert H. Craig
Robert H. Craig
Chief Executive Officer